UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2018

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2018, IntriCon Corporation (the “Company” or “IntriCon”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated as representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 1,500,000 shares common stock, $1.00 par value per share (the “Common Stock”) at a price to the public of $55.00 per share less an underwriting discount of $3.30 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 225,000 shares of Common Stock.

The offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-226334) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Underwriters have in the past, or may in the future, provide various investment banking and other financial services for the Company for which services they have received or may in the future receive, customary fees.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. A copy of the validity opinion of Blank Rome LLP with respect to the shares of Common Stock sold in the offering is attached hereto as Exhibit 5.1.

Item 7.01 Regulation FD.

The Company issued press releases on August 15, 2018 and August 20, 2018 announcing the pricing of its previously announced underwritten public offering and the completion of such offering, respectively, which press releases are furnished herewith as Exhibits 99.1 and 99.2, respectively, to this report.

Item 8.01 Other Events.

On August 20, 2018, the Company completed the issuance and sale of 1,725,000 shares of Common Stock, including 225,000 shares sold pursuant to the exercise in full of the Underwriters’ option to purchase additional shares, pursuant to the Underwriting Agreement at a price to the public of $55.00 per share (the “Offering”). The Company estimates that the net proceeds from the Offering, including pursuant to the option exercise, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $88.9 million. The Company intends to use the net proceeds from the Offering to repay debt, to fund capital expenditures, to repurchase 500,000 shares of its common stock from certain of its directors and officers at a price equal to the net proceeds per share that the Company received from the Offering, before expenses, and for working capital and other general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 15, 2018, between IntriCon Corporation and Stifel, Nicolaus & Company, Incorporated, as representative of the several underwriters named therein.

5.1	Opinion of Blank Rome LLP

23.1	Consent of Blank Rome LLP (included in Exhibit 5.1)

99.1	Press Release of IntriCon Corporation dated August 15, 2018

99.2	Press Release of IntriCon Corporation dated August 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Chief Financial Officer

Date: August 20, 2018